Annual Compliance Statement

VIA: EMAIL

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017

Re: Pooling and Servicing Agreement (the "Agreement"), dated as of June 1, 2006, among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, N.A. as Master Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No. 2, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, relating to J.P. Morgan Chase Commercial Mortgage Securities, Commercial Mortgage Pass Through Certificates, Series 2006-LDP8.

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

(1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee

/s/ Barbara L Marik
Barbara L. Marik
First Vice President